Exhibit 5.1

December 18, 2025
Abacus Global Management, Inc.
2101 Park Center Drive, Suite 200
Orlando, Florida 32835

Ladies and Gentlemen:

We have acted as New York counsel to Abacus Global Management, Inc., a Delaware corporation (the “Company”) in connection with the registration of 9,302,765 shares of common stock of the Company, par value $0.0001 per share (the “Offered Shares”) and $64,380,575 aggregate principal amount of 9.875% Fixed Rate Senior Notes due 2028 of the Company (the “Offered Notes”) to be sold by the selling securityholders pursuant to a registration statement on Form S-3 (the “Registration Statement”), which the Company has filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus included in the Registration Statement (the “Prospectus”). 8,725,101 of the Offered Shares and all of the Offered Notes were sold and issued to certain selling securityholders (the “Carlisle Selling Securityholders”) pursuant to a share purchase agreement, dated as of July 18, 2024 (the “Carlisle Share Purchase Agreement”), by and among the Company, Carlisle Management Company S.C.A., a corporate partnership limited by shares established under the laws of Luxembourg (“CMC”), Carlisle Investment Group S.A.R.L., a private limited liability company incorporated under the laws of Luxembourg (“CIG”), the sellers party thereto, the other parties thereto and Pillo Portsmouth Holding Company, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative thereunder. 577,664 of the Offered Shares were sold and issued to certain selling securityholders (the “FCF Selling Securityholders”, and with the Carlisle Selling Securityholders, the “Selling Securityholders”) pursuant to a membership interest purchase agreement, dated as of August 6, 2024 (the “FCF Membership Interest Purchase Agreement”), by and among the Company, FCF Advisors, LLC, the sellers party thereto and Sausalito Investment Partners, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative thereunder.

The Offered Notes were issued pursuant to a base indenture (the “Base Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “First Supplemental Indenture”), a second supplemental indenture (the “Second Supplemental Indenture”) and a third supplemental indenture (the “Third Supplemental Indenture” and, together with the Second Supplemental Indenture, the First Supplemental Indenture and the Base Indenture, the “Indenture”), by and between the Company and the Trustee, which have been filed as Exhibits 4.3, 4.4 and 4.5, respectively, to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with our opinions expressed below, we have examined originals or copies certified to our satisfaction of the following documents and such other documents, certificates and other statements of government officials and corporate officers of the Company as we have deemed necessary for the purposes of the opinions set forth in this opinion letter:

(i)	the Base Indenture;

(ii)	the First Supplemental Indenture;

(iii)	the Second Supplemental Indenture;

(iv)	the Third Supplemental Indenture;

(v)	copies of the Offered Notes;

(vi)	a copy of the Second Amended and Restated Certificate of Incorporation of the Company and the amendment to the Second Amended and Restated Certificate of Incorporation of the Company;

(vii)	a copy of the Amended and Restated By-Laws of the Company;

(viii)	a copy of the resolutions of the Company adopted on July 15, 2024, August 1, 2024, August 14, 2025, and November 25, 2025;

(ix)	the Registration Statement;

(x)	the Prospectus;

(xi)	the Carlisle Share Purchase Agreement; and

(xii)	the FCF Membership Interest Purchase Agreement.

In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, public officials and others. Further, we have assumed (without any independent investigation) that the Indenture and the Offered Notes (the “Documents”) constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and that the status of each of the Documents as legally valid and binding obligations of the parties thereto will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that:

(i)	the Offered Shares have been validly issued and are fully paid and non-assessable; and

(ii)	the Offered Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The foregoing opinion as to enforceability of obligations of the Company are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality), (ii) provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency. Rights to indemnification and contribution may also be limited by Federal and state securities laws.

We express no opinion as to the validity, legally binding effect or enforceability of any provision in any agreement or instrument that (i) requires or relates to payment of any interest at a rate or in an amount which a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture or (ii) relates to governing law and submission by the parties to the jurisdiction of one or more particular courts.

The opinions expressed above are limited to questions arising under the General Corporation Law of the State of Delaware and the laws of the State of New York. We do not express any opinion as to the law of any other jurisdiction.

The opinions expressed above are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our firm as counsel for the Company that has passed upon the validity of the securities appearing under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ White & Case LLP

MBR: PJM: NT